February 8, 2007

To Our Shareholders:

     We are pleased to report earnings per share of $24.30 compared with $22.74 for last year, for a year-over-year increase of 6.9%. The principal elements driving this better than budget performance were: 1) strong deposit growth leading to lower relative costs of funds than might have been expected despite a rising interest market; 2) lower provision for loan losses; 3) well managed margin (albeit lower) in the face of rising rates and an inverted yield curve; 4) higher deposit service charges; and 5) lower payroll and non-payroll operating expenses than expected. At the beginning of the year, we expected growth rates for assets to be 8.5% given the prospects for the economy (a troubled auto industry), and 10% for loans, supported by 6.5% growth in deposits. As it turns out, the opportunities resulted in a growth of assets of 12.5%, nearly half again as much, driven by a loan growth of 9.6% underwritten by a deposit growth of 9.5%. All of this provided a significantly better than budget return of 15.6% on beginning equity, and a reasonable return on assets of 1.06%. Our dividend of $7.00 for this year was an increase of 15.7%, and after income taxes accrued at an effective rate of 26.3% leaves a capital ratio of 6.9% and an increase of 9.9% in the book value remaining. Thus, once again the engine represented by our core banking operations has continued to grow the company and its revenues without the aid of gimmicks or "one off" gains, by a thoughtful, disciplined process which continues to embrace an ever larger share of the business within the metropolitan market.

     I hesitate to point out, this amounts to a record earnings performance for the Company as we close the year with $1.2 billion in total footings, also a record. Hesitant because I know how random events out of our control can have an impact on our operations, yet the nature and composition of our enterprise has grown in its ability to continuously adapt to the circumstances at hand while keeping a watchful eye on the ultimate strategic objective. For example, in the first quarter we had a significant ($20 million) series of loan pay offs of a one-time nature when local real estate developers sold properties we had financed to out-of-town buyers who were, of course, financed by out-of-town banks. This amounted to a negative annualized impact on interest income of $391,000 which we had to overcome by other means. Originations of loans remained on budget even though outstandings trailed because of the unexpected, early pay offs. We emphasize home equity lending this year, recognizing that the automobile business would be off because of the problems in that industry. We now have a ratio mix of 60%-40% commercial-consumer which is better, in my estimation, than last year's 61%-39% in that I feel that a 50%-50% mix is a better "hedge" against unpredictable economic and market fluctuations. Historically, this was the ratio before we started our rapid expansion into the metropolitan market. That expansion reached a 64%-36% ratio at its peak in view of the early opportunities in commercial lending which such a strategy offered straight away.

     Nonetheless, our net interest income was up 1.9% with significantly higher volumes offsetting the "assault" on the net interest margin of 38 basis points caused by the timing differences of the application of interest rates on loans and deposits in a generally rising interest rate market with an inverted yield curve (short rates at or above long rates) to boot, leaving us with a 3.97% net interest margin, our first below 4%, but finally joining the median of (though slightly above) that of other banks our size. Fortunately inverted yield curves are an abnormality which do not last "forever" (typically not more than 24 months).

     Happily, our non-interest income was up 10.9% driven by fees on a broader array of payment products which we now offer, as well as a nice performance in the Wealth Strategies Group income of 7.1% driven by a growth in the book value of business of 19.6% to include a portfolio acquired by the purchase of the assets of a small trust department based in a neighboring community. On the expense side, our payroll was up 5.8% due to an increase in full time employees (11) and, of course, health care expenses, but was partly held in check by lowered deferred compensation stock plan expenses. Non-payroll expense was held to better than budget (4.1%) whereby our efficiency ratio remains about the same as the last few years.

     This year, we have drawn to a close the Strategic Planning process (18 months) for the Year 2020, which is currently undergoing its final edit. This is a similar process that was done in 1995 when we set forth the Plan for Value 2010 that dealt with the architecture for embracing the entire metropolitan market, which we have accomplished. The Plan for Value 2020 has involved every single person in the organization and generated an astonishing 1,100 ideas, all of which are given attention by our Steering Committee. The Plan for Value 2020, driven by our core values and a focused purpose to provide comprehensive financial services to individuals be they growing families or businesses, represents a further extension of our dedication to execute upon the plan to grow revenues by expanding our book of business with existing and new customers in the metropolitan region or wherever they may travel or locate.

     This has lead to the opening of a Geneva Office of our Wealth Strategies Group, and the pursuit of the establishment of a Florida subsidiary presence to avoid the nonsensical taxation of New York Trusts by our State. We have identified "pockets" in the metropolitan area that need a dedicated branch office. If we do well at these tasks, we will do well both financially and otherwise. This is because we have in place "prize winning" key functions, to include: ALCO (Asset Liability Management Committee), Credit Administration, and the Steering Committee. The first two are recognized as being "Best in Class" by the OCC examiners, and the third is unique to us, and provides a process of continuous renewal and adaptation by vetting every idea through a process leading to execution and implementation without getting bogged down in a bureaucratic review or requiring Senior Management permission to do a "good job." This process is part of the DNA of our organization and represents a continuous improvement process which happens automatically. If a product or service passes the analysis, it is put into service. Moreover, we have plans in place and continue to develop new processes to assure quality and functionality of all that we offer and do. It has been said that "you cannot expect that which you don't inspect" so we are keeping tabs and measuring quality and output to assure value and efficiency. We have developed internal training in a deliberate attempt to create a "CNB University" which is taking shape to codify the progress we have made to date so that it may be routinely passed on to those new folks who will inevitably follow us.

     Thus, at the end of the year, we again adjusted our organization structure to lend form to reinforce the functions we have evolved to date. First, Customer Value Management is responsible for the establishment, retention, and growth of mutually beneficial customer relationships that stretch across all lines of business. Second, Credit insures the quality underwriting and collection of all loans we originate. Third, Operations and Finance have been consolidated to improve efficiencies. Finally, the Risk of the Enterprise has been consolidated under one function which takes into account fraud, security - both physical and that involving the integrity of our information data bases - bank secrecy, government best practices (Sarbanes-Oxley), and an endless list of unfunded mandates and compliance detail that we as a banking organization are required to attend to and manage.

     Organized in this fashion, we place an "undistracted" focus upon the value of the customer experience as we acquire an understanding of the needs, wants and behaviors, and the commitments and concerns of our customers, and weave a comprehensive solution by the use and combination of our products and services in fulfillment. By doing so, we distinguish ourselves and bring greater value to the customer as compared to any who would wish to compete with us. This we now can do utilizing highly refined computer operations and data bases of our customers that allow us to know our existing customers even better, as well as track every prospect from the very first contact through the fulfillment of the first series of products and services. These systems permit us to track and adjust our offerings to develop broader long term relationships which is the strategic "prize" we seek.

     The very quality of our people and services has attracted our growing customer base and also attracts the best in class of the people to work here. This is the key element responsible for our continued growth, indeed we have become a "career destination." The best people are attracted to (1) a place where there is meaningful work being undertaken resulting in a satisfying enterprise or growth of a business and which one can be proud of, and (2) be in the association of people who are admired and respected. This is a unique and valuable asset that is hard to quantify, but facilitates the growth of the best companies and promotes the quality of life of the greater community through its offices and through the very presence of such an institution as ours.

     As an illustration, in one week in June there was the culmination of three important community projects in which we were significantly involved. First the "rebirth" of Sonnenberg Gardens, now owned by New York State Parks and Recreation, continues to be run by local volunteers and staff. Second, the grand opening of the New York State Wine & Culinary Center, a not-for-profit institute that promises to become the head of the "Napa Valley" of New York State, which stretches generally from Canandaigua in the northwest corner through the Finger Lakes out to the eastern tip of Long Island in the southeast corner. Third, and built simultaneously with the Wine & Culinary Center, the complete reconstruction of the Constellation Brands Marvin Sands Performing Arts Center know as C-MAC, now truly a "world class" performance venue.

     Though not a secret, even though not widely known, the common thread throughout all three projects was a group of individuals (families) coming together in a "community of interest" to get the job done, not because of the "money," but because it was the right thing to do for the good of the community. That we were instrumental and/or a facilitator in these and other projects is an illustration of the value a community institution such as ours provides as the catalyst and/or supplier of funds, people or resources necessary to complete the undertaking. We continue to facilitate and sponsor the development of the north shore of Canandaigua Lake in the City, to date a private undertaking. This spirit of cooperation among individuals and families themselves is the key and the special feature that exists here in this community which is rarely found elsewhere. That is people who as owners are willing to come together in a "community of interest" to engage in a quality piece of work principally motivated by a desire to promote the good of the community, although in a financially responsible way so it does not become a burden. Remarkably, these people are not compelled to come to this state of cooperation, each having a full and busy schedule which draws on their attention. So we need to acknowledge the Sands, Wegmans, Foxes, Crosseds, Ewings and Geneccos to mention just a few, and there are countless others who "live" here and call this "home" and are bonded together in a common enterprise to do something for the good of the community as their first motivation.

     Other examples of our intangible value abound, be it in the management of health care in the region through the University of Rochester Medical Center (Strong); the supervision of the financial turn around of Thompson Health; the promotion of the arts and culture through leadership and support of the Eastman School of Music and the Scholastic Arts Spotlight of talented high school seniors with TV Channel 8 - and even the hosting of President Bush's visit at Thompson (Medicare Part D)!

     The value of this "community spirit" which we as a facilitator accommodate creates an incremental value, "return", if you will, which though intangible is nonetheless of rare and enormous value. When this increment is added to the financial return we provide our shareholders, there is a new value created - the "return on community investment" which is significantly greater than just the tangible financial component alone. We know the value is significant because when banks "sell out" or consolidate, everyone, be they the community, the customers or employees, knows and feels the palpable loss. That is why it is our desire that each of our shareholders also be a member of at least one of the other three constituents that we serve other than the shareholder, that they live here, work here, or are a customer here, so their ownership is never just a matter of the "money." A single relationship is likely a passive investor, as an institutional investor is, for example, which necessarily focuses just on the performance and indeed is bound by the duty to act in the best interests of its members which is likely to take the short term advantage rather than become engaged in the long term investment in the greater enterprise of the community. It has been the experience of our metropolitan market that virtually every banking institution has grown to a size and been sold, and three have gone through that process four times apiece in the last 20 years where the shareholders may have been served financially in the short term, but those not at the table who were members of the community, customers or employees suffered the loss as well as many community institutions and enterprises.

     Because we, as a bank, exist to serve the public purpose of being the community's financial intermediary and underwriter of commerce, it is in our enlightened best interest to also be a catalyst and facilitator and act as a resource to the region. The fruits of the cooperation that we have witnessed this year, that is driven by the good will of citizens and the quality and capacity of leadership to do that which is good as well as financially responsible, is what makes our metropolitan community special. That is the essence of the importance to the community at large of an independent financial institution such as ours. Thus, as a force and influence we, by default and by purpose, create and return an intangible value which may be far greater than the literal financial value which is so often the only focus of these annual reports.

     Yes, it is good to know in purely financial terms that five years ago, our average run rate was roughly $7.00 per share and now it is over three times that at $24.00 per share. Our stock performance has more than kept pace with organizations often represented as the most successful in our industry that are actively traded on an organized market. Indeed, over the past 10 years, the total shareholder return places us at an annual return well above J.P. Morgan Chase, Key Corp. and Bank of America, and nearly that of M&T Bank and Citigroup. This is for those who may wish to look at only the financial components, which compare us to institutions which in character could not be more different in motivation or role than we. But we would submit that the intangible value which we add as a benefit to the broader "ownership" of the community yields a total "return" (all in) which outperforms by a large measure the total "return" of any of these financial behemoths, at least as relates to their impact on our community.

     So as we look to the future and the Plan for Value for 2020, we understand that for us it has never been just about the money, but about building an enterprise to serve and underwrite the growth of ideas and quality of life in our community or world, however that may be defined, be it the development of the airport or the creation and maintenance of Finger Lakes Area Community Endowment (FLACE) or any of the other myriad of activities we undertake as a means to that end. Our Plan for Value 2020 sets the course to continue to fulfill this quest. We are firm in the belief that a community, independent bank is a business model and by our design has the resources, both financial and human, and the capacity to carry on in perpetuity an enterprise which can be as financially viable (risk adjusted) as any other, while it is responsible for facilitating the incremental intangible value which exists as a consequence of our association of individuals. Together we have as a goal to manage these resources both tangible and intangible for the community, as one would till and manage a garden because of the activity and bounty which it provides. We have choices to make and our Plan for 2020 sets the stage for gathering and supporting those who wish to toil in and "be gardeners of our economy," who we hope are constituted by and include our shareholders, customers and employees altogether.

     Of course the tangible performance which we have returned this year has been at the hands and the efforts of all of our staff who have expressed in their own individual way a willingness to continue and grow the resources of this enterprise and the constituents it serves as has been its purpose from the very beginning 120 years ago, in and of itself tangible proof that this "community of interest" is as good a model for the future as it has been relevant to the past. It is the ideas and the shared values of an enterprise which transforms it into an Institution and which causes it to be adaptive and relevant to its environment and thus enduring. With you, the "shareholder-customer-community and/or employee" in support, our success as an enterprise is assured.

Very truly yours,

/s/George W. Hamlin, IV
George W. Hamlin, IV
President and CEO